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Exhibit 24

[This page appears on KPMG Peat Marwick letterhead]



                 INDEPENDENT AUDITORS' CONSENT
                 -----------------------------



The Board of Directors
The Vons Companies, Inc:

We consent to incorporation by reference in the Registration
Statements (No. 33-42913, No. 33-39246, No. 33-41539, No. 33-55744
and No. 33-50957) on Form S-8 of The Vons Companies, Inc. of our report dated February 20, 1996, relating to the consolidated balance sheets of The Vons Companies, Inc. and subsidiaries as of December 31, 1995 and January 1, 1995, and the related consolidated statements of operations, shareholders' equity, cash flows and for the fifty-two week periods ended December 31, 1995, January 1, 1995 and January 2, 1994 which report appears in the Annual Report to Shareholders and is incorporated by reference in the December 31, 1995 annual report on Form 10-K of The Vons Companies, Inc.


/s/ KPMG Peat Marwick


Los Angeles, California
March 6, 1996